                                            FINAL CHANGES MADE 12-22-95
                                              EXECUTION COPY - 12-22-95

                         IN THE UNITED STATES DISTRICT COURT
                              FOR THE DISTRICT OF IDAHO

    TAMMY NEWMAN, on behalf of           :  No. CIV-94-0478-S-EJL
    herself and all others               :  (Lead Case)
    similarly situated                   :
                                         :
                 Plaintiffs,             :
                                         :
         vs.                             :
                                         :
    WILLIAM J. AGEE, et al.,             :
                                         :
                 Defendants.             :
    ____________________________________ :
    ROBERT SUSSER and ALLEN              :  No. CIV-94-0477-S-LMB
    BUNNING, on behalf of                :
    themselves and all others            :
    similarly situated,                  :
                                         :
                 Plaintiffs,             :
                                         :
         vs.                             :
                                         :
    WILLIAM J. AGEE, et al.,             :
                                         :
                 Defendants.             :



                              STIPULATION OF SETTLEMENT

    This Stipulation of Settlement (the "Stipulation"), dated as of December
22, 1995, is made and entered into by and among the Plaintiffs, the Defendants in the actions captioned above (collectively, the "Parties"), Deloitte & Touche LLP ("D&T") and the Insurers, as those terms are defined herein, by and through their attorneys or their counsel of record in the actions described in Section I herein.

                                    THE LITIGATION

    This Litigation began in October 1994. Two purported class action complaints have been filed in the District of Idaho:

    SUSSER, ET AL. V. AGEE, ET AL., No. 94-0477-S-LMB and
    NEWMAN, ET AL. V. AGEE, ET AL., No. 94-0478-S-EJL.

These actions have been consolidated at the NEWMAN docket number (94-CV-478-S-
EJL) with NEWMAN as the lead case (See Order of Consolidation dated February 17,
1995), and are referred to herein as the "Litigation."

    The defendants in the Litigation are MY. Rail Corporation ("MK Rail"), William J. Agee, James F. Cleary, Jr., Michael J. Farrell, Stephen G. Hanks and Gilbert E. Carmichael (the "Individual Defendants"), Morrison Knudsen Corporation ("MK") and Morgan Stanley & Co. Incorporated and C. S. First Boston Corporation (the "Underwriter Defendants"). MK Rail, MK, the Underwriter Defendants and the Individual Defendants collectively are termed the "Defendants."

    On May 24, 1995, the Plaintiffs filed their Consolidated and Second Amended Class Action Complaint (the "Consolidated Complaint"). The Consolidated Complaint alleged claims for violations of Sections 10(b), 20(a) and 20A of the Securities Exchange Act of 1934, 15 U.S.C. Section 578 (the "Exchange Act"), and Rule 10b-5 promulgated under Section 10(b) by the Securities and Exchange Commission ("SEC"), and claims under the Idaho securities statutes and common law.

    For purposes of this Stipulation, the Parties have agreed, pursuant to Rule 23 of the Federal Rules of Civil Procedure, that the Court may certify a settlement class (the "Class") comprised of:

    All persons who purchased shares of the common stock of MK Rail
    Corporation during the period of April 26, 1994 through April 25, 1995, inclusive, (the "Class Period"), and who suffered harm thereby, excluding defendants MK Rail, MK and the Underwriter Defendants, and their respective directors, executive officers, partners, corporate affiliates, and subsidiaries; the Individual Defendants, their heirs, successors, and assigns and the members of their immediate families.

The Parties' agreement to certification of the foregoing Class has been made without prejudice to their respective rights to urge or oppose this or a different plaintiff class if the Settlement embodied by this Stipulation is not approved or is not consummated.

                                         II.

                               PRETRLAL PROCEEDINGS AND
                             DISCOVERY IN THE LITIGATION

    Counsel for Plaintiffs and the Class have conducted extensive discovery during the prosecution of the Litigation. The discovery has included: (i) the review and analysis of hundreds of thousands of documents produced by the Defendants; (ii) the review and analysis of discovery obtained from stock analysts who follow MK and MK Rail; (iii) the review and analysis of discovery obtained from third parties, such as financial analysts and various entities that had contracted with MK Rail; (iv) the review and analysis of MK Rail's financial statements and results for fiscal 1994; (v) interviewing numerous witnesses, including current and former employees of MK and MK Rail; (vi) the review and analysis of audit work papers prepared by

D&T; (vii) the review and analysis of public documents, including all relevant filings made by MK and MK Rail with the SEC; (viii) extensive consultation with damages and accounting experts; and (ix) a thorough analysis and evaluation of the facts supporting Plaintiffs' claims. Counsel for Plaintiffs and the Class also have researched thoroughly the applicable law with respect to the claims of the Plaintiffs against the Defendants and the potential defenses thereto.

                                         III.

                                 CLAMS OF PLAINTIFFS

    In the Litigation, brought as purported class actions against MK Rail, MK, the Underwriter Defendants and the Individual Defendants, Plaintiffs assert claims for violation of certain federal and state securities laws and certain common law claims. They seek damages based upon allegations, among other things, that the Defendants issued false and misleading public statements relating to MK Rail's business position and future prospects and that certain of MK Rail's financial statements were materially inaccurate and/or failed to reflect all required information. The Plaintiffs also allege that material misstatements were made in connection with the initial public offering of MK Rail's common stock and thereafter.

    Plaintiffs believe that the Litigation has substantial merit. Entering into, or carrying out, this Stipulation (or the Exhibits hereto), and any negotiations or proceedings related thereto, shall not in any event be construed as, or be deemed to be, evidence of an admission or a concession by the Plaintiffs with regard to the merits of their claims and shall not be offered or received in evidence in any action or proceeding in any court, administrative agency or other tribunal for any purpose whatsoever, other than to enforce the provisions of this Stipulation and the Exhibits hereto; except that this Stipulation and the Exhibits hereto may be filed in this Litigation or related litigation as evidence of the Settlement, or in any subsequent action against or by the Defendants or the Released Parties to support a defense of RES JUDICATA, collateral estoppel, release, or other theory of claim or issue preclusion or similar defense.

                                         IV.

                                BENEFITS OF SETTLEMENT
                             TO PLAINTIFFS AND THE CLASS

    Counsel for Plaintiffs and the Class recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against the Defendants through trial and through appeals. Counsel for Plaintiffs and the Class also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Litigation, as well as the difficulties and delays inherent in such litigation. Counsel for Plaintiffs and the Class have taken into account the strengths and uncertainties of the claims asserted in the Litigation, the possible defenses to the claims asserted and the substantial benefits of a cash settlement of up to $5,375,000 (less $30,000 for the Notice and Administration Fund) plus interest, plus 413,793 shares of MK Rail Common Stock, 869,231 shares of MK Common Stock and MK Rail Preferred Stock with a stated and redemption value of $1 million(1) (the "Settlement Amount") for the Class as set forth in this Stipulation (the "Settlement"). Counsel


____________________________
(1) As explained in more detail in SECTION VII, hereto, MK Rail may elect, at its option, to contribute non-voting preferred stock with a stated and redemption value of $1 million on the terms set forth in Attachment A hereto (the "Preferred Stock") or to contribute $1 million in cash. If MK Rail shall initially elect to contribute non-voting preferred stock with a stated and redemption value of $1 million on the terms set forth in Attachment A, it may, at its option, elect to replace the same with $1 million cash.

for the Plaintiffs and the Class have therefore determined that the Settlement set forth in this Stipulation is in the best interests of the Plaintiffs and the Class.

                                          V.

                   DEFENDANTS' DENIALS OF WRONGDOING AND LIABILITY

    The Defendants in the Litigation have denied and continue to deny each and all of the claims and contentions alleged by Plaintiffs in the Litigation. They have asserted and continue to assert many defenses thereto, and have expressly denied and continue to deny any wrongdoing or legal liability arising out of the conduct alleged in the Litigation. They also have denied that Plaintiffs or members of the Class have suffered damage, or that the price of MK Rail's common stock was artificially inflated by reason of misrepresentations, non-disclosures or otherwise. Neither this Stipulation, nor any document referred to herein, nor any action taken to carry out this Stipulation is, may be construed as, or may be used as an admission by, or against, the Defendants, or any of them, or D&T of any fault, wrongdoing or liability whatsoever. Entering into or carrying out this Stipulation (or the Exhibits hereto) and any negotiations or proceedings related thereto shall not in any event be construed as, or be deemed to be, evidence of an admission or concession with regard to the denials or defenses of any of the Defendants or D&T and shall not be offered or received in evidence in any action or proceeding in any court, administrative agency or other tribunal for any purpose whatsoever, other than to enforce the provisions of this Stipulation (and the Exhibits hereto) or the provisions of any related agreement or release; except that this Stipulation and the Exhibits hereto may be filed in this Litigation or related litigation as evidence of this Settlement, or in any subsequent action against or by the Defendants or the Released Parties to support a defense of RES JUDICATA, collateral estoppel, release, or other theory of claim or issue preclusion or similar defense.

                                         VI.

                       BENEFITS OF SETTLEMENT TO THE DEFENDANTS

    Defendants have concluded that it is desirable that the Litigation be settled in the manner and upon the terms and conditions set forth herein in order to avoid the expense, inconvenience and distraction of further legal proceedings and to put to rest the Settled Claims, including Unknown Claims (as defined below), asserted by the Plaintiffs and on behalf of the Class. In determining to enter into, and/or to perform, the Stipulation, the Defendants also have considered a number of issues, including the uncertain outcome and the risk of any litigation, especially in complex actions such as the Litigation, as well as the difficulties and delays inherent in such litigation and the strengths and uncertainties of the claims and defenses asserted in the Litigation.

                                        VII.

                             THE TERMS OF THE SETTLEMENT

    NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Plaintiffs (on behalf of themselves and the Class), the Defendants, the Insurers, and D&T, by and through their respective attorneys or counsel of record, that, subject to the approval of the Court, the Litigation and all claims that have been or could have been asserted therein shall be finally and fully compromised and settled and the Litigation shall be dismissed on the merits and with prejudice upon, subject to, the terms and conditions of the Stipulation as follows:

    A.      DEFINITIONS

    As used in this Stipulation, the following terms shall have the defined meanings set forth below:

    1. "Attorneys' Fees and Expenses" means the portion of the Settlement Fund approved by the Court for payment to Plaintiffs' Counsel, including attorneys' fees; costs; litigation expenses, including fees and expenses of experts; as well as any interest earned on such attorneys' fees, costs and expenses from the date of deposit of the Settlement Fund into the Joint Account until disbursement to Plaintiffs' Counsel. As used herein, the term also includes any incentive payments awarded to the Plaintiffs.

    2. "Authorized Claimant" means a member of the Class whose claim has been allowed as provided by the terms of this Stipulation and the Final Judgment and Order of Dismissal of the Court approving the Settlement of the Litigation (as hereinafter defined).

    3. "Bank" means the financial institution in Boise, Idaho that shall be exclusively authorized to hold the funds and securities in the Joint Account subject to the terms and conditions of this Stipulation and/or pursuant to an order of the Court until such time as the Net Settlement Fund is transferred to Plaintiffs' Counsel.

    4. "Claims Administrator" means the firm retained by Plaintiffs' Counsel to process proofs of claim and to process payment of the claims of Authorized Claimants.

    5.   "Class Member(s)" means all members of the Class, as defined in
Section I above, including all Plaintiffs, except persons who file valid and timely requests for exclusion pursuant to the Notice of Class Action and Hearing on Proposed Settlement.

    6. "Class Period" means the period from April 26, 1994 through April 25, 1995, inclusive.

    7.   "CNA" means Continental Casualty Company.

    8.   "Court" means the United States District Court for the District of
Idaho.

    9.   "D&T" means Deloitte & Touche LLP.

    10.  "Defendants" means each and all of the following persons and entities:
MK Rail, MK, William J. Agee, James F. Cleary, Michael J. Farrell, Stephen G. Hanks, Gilbert E. Carmichael, Morgan Stanley & Co., Incorporated and C. S. First Boston Corporation.

    11. "Derivative Action" means the derivative action brought against MK Rail and MK as nominal defendants and the Individual Defendants and others and pending before the court of Ada County, Idaho and captioned WOHLGELERNTER V. AGEE, ET AL., CV-OC-9500656 D.

    12. "Effective Date" means the date on which the Court's Final Judgment and Order of Dismissal With Prejudice, substantially in the form of Exhibit "B" hereto (the "Final Judgment"), becomes final, which shall be deemed to occur upon the last to occur of the following: (a) if no appeal or review of the Final Judgment is sought, the thirty-first (31st) day after entry of the Final Judgment (or, if the date for taking an appeal shall be extended, the day after expiration of the extension); or (b) if an appeal or review of the Final Judgment is sought, the day after such Final Judgment is affirmed or the appeal or review is dismissed or denied and such Final Judgment is no longer subject to further judicial review.

    13.  "Fidelity" means The Fidelity and Casualty Company of New York.

    14.  "Great American" means Great American Insurance Company.

    15. "Insurers" means Fidelity, Great American, Reliance, and CNA, each of which has issued a Directors and Officers Liability Insurance Policy to MK Rail or MK, under which coverage has been requested by the Individual Defendants.

    16. "Joint Account" means, collectively, the interest-bearing accounts being maintained by the Bank for deposit of the cash portion of the Settlement Fund and/or the account into which certificates will be deposited, all as described more particularly in SECTION VII (B) below.

    17.  "MK" means Morrison Knudsen Corporation.

    18.  "MK Rail" means MK Rail Corporation.

    19. "MK Actions" means the consolidated class actions pending against MK, certain of the Individual Defendants, and others in the United States District Court for the District of Idaho.

    20. "Net Settlement Fund" means the Settlement Fund, less: (i) taxes that may become due, if any, with respect to the Settlement Fund, (ii) any other related fees and expenses as may be authorized by the Court, and (iii) any fees and expenses charged by the Bank.

    21. "Notice and Administration Account" means the account established by Plaintiffs' Counsel to hold the Notice and Administration Fund.

    22. "Notice and Administration Expenses" means all reasonable costs and expenses incurred in connection with the preparation, printing, mailing, publication of the notice to the Class of the proposed Settlement, other costs to identify and notify Class Members, and all reasonable costs and expenses incurred in connection with settlement administration.

    23. "Notice and Administration Fund" means the principal amount of Thirty Thousand Dollars ($30,000) in cash, delivered by Fidelity to Plaintiffs' Counsel as part of Fidelity's overall $5,000,000 cash contribution, plus interest earned thereon after deposit into the Notice and Administration Account, which shall be deposited in the Bank and used to defray the Notice and Administration Expenses.

    24. "Person" means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated organization, and any other type of legal entity, and their heirs, predecessors, successors, representatives, and assigns.

    25. "Plaintiffs" means the named plaintiffs in each of the consolidated actions, individually, and as representatives of the Class Members.

    26. "Plaintiffs' Counsel," "Counsel for Plaintiffs" and/or "Counsel for the Class" includes Steve Berman, Esquire, Hagens & Berman, P.S., 1301 Fifth Avenue, Suite 2929, Seattle, Washington 98101; John E. Grasberger, Esquire, Milberg, Weiss, Bershad, Hynes & Lerach, 222 Kearny Street - 10th Floor, San Francisco, CA 94108; and Kevin Yourman, Esquire, Weiss & Yourman, 10940 Wilshire Boulevard, 24th Floor, Los Angeles, CA 90024.

    27. "Released Parties" or "Released Party" means the Defendants, the several U.S. and international underwriters identified in Schedules I and II to the Underwriting Agreement dated April 26, 1994, Deloitte & Touche LLP, and the Insurers, and all of their respective predecessors, successors and present, former and future officers, directors, employees, partners, principals, agents, attorneys, stockholders, investors, insurers, reinsurers, underwriters, investment bankers, advisors, affiliates, associates (as defined in SEC Rule 12b-2 promulgated pursuant to the Exchange Act), present, former or future parents, subsidiaries, or affiliates, and each of their assigns, representatives, heirs, executors and administrators.

    28.  "Reliance" means Reliance Insurance Company.

    29. "Settled Claims" means, collectively, all claims including "Unknown Claims," demands, rights, liabilities and causes of action of every nature and description whatsoever, in law or equity, known or unknown, asserted or that might have been asserted, including, without limitation, claims for negligence, gross negligence, breach of duty of care and/or breach of duty of loyalty and/or breach of duty of candor, fraud, negligent misrepresentation, breach of fiduciary duty, or violations of any state or federal statutes, rules or regulations, either directly, in a representative capacity or in any other capacity, by any Class Member against any of the Defendants or the Released Parties arising out of, relating to, or in connection with, purchases or sales of MK Rail common stock during the Class Period and arising out of, or related to, any of the acts, omissions, misrepresentations, facts, events, matters, transactions or occurrences referred to, or which could have been referred to, in any of the complaints or other pleadings filed in the Litigation or otherwise alleged, asserted or contended in the Litigation based upon the facts alleged in the complaints filed in the Litigation.

    30. "Settlement' means the full and final compromise, settlement and dismissal of the Litigation and all claims that have been or could have been asserted therein, on and subject to the terms and conditions of this Stipulation.

    31. "Settlement Account" means the bank account into which the Net Settlement Fund is deposited after transfer to Plaintiffs' Counsel as provided herein.

    32. "Settlement Amounts" means: (a) the 413,793 fully paid, non-assessable, and freely tradeable shares of MK Rail common stock to be contributed by MK Rail; (b) the MK Rail Preferred Stock with a stated and redemption value of $1 million to be contributed by MK Rail or, if MK Rail shall elect, $1 million in cash to be contributed by MK Rail in lieu of or to replace the Preferred Stock with a stated and redemption value of $1 million referred to above; (c) the 869,231 fully paid, non-assessable and freely tradeable shares of MK Common Stock to be contributed by MK; (d) the $5,000,000 in cash to be contributed by Fidelity, at the direction of the Individual Defendants (and the other current and former officers and directors of MK Rail) in connection with the Settlement of the Litigation against the Individual Defendants, to obtain for the Individual Defendants the release from liability in respect of the Litigation provided for in this Stipulation; and (e) $375,000 in cash to be paid by D&T.

    33.  "Settlement Fund" means collectively, the Settlement Amounts, minus
(a)(i) $30,000 in cash deposited in the Notice and Administration Fund and (ii) distributions from the Settlement Amounts as hereinafter provided, plus (b)(i) interest earned on the cash portions of the Settlement Amounts from the date of deposit with the Bank and (ii) on and after the Effective Date, any funds remaining in the Notice and Administration Fund which are required to be transferred to the Settlement Fund pursuant to Section VII(C)(2).

    34. "Settlement Memoranda" means the Parties' Memoranda of Understanding regarding settlement of the Litigation, the Derivative Action and the MK Actions.

    35. "Unknown Claims" means Settled Claims which the Class Members do not know or suspect to exist in their favor at the time of the release of the Released Parties which, if known by them, might have affected their settlement with the Defendants and release of the

Released Parties or other action including, but not limited to, the decision not to object to the Settlement. Plaintiffs expressly waive on behalf of themselves and the Class Members any and all rights that they may have under any statute or common law principle that would limit the effect of the foregoing releases to those claims actually known or suspected to exist at the time of execution of this Stipulation, including the provisions of Section 1542 of the California Civil Code, to the extent deemed applicable (notwithstanding that this Stipulation does not provide for the application of California law), which provides as follows:

         Section 1542.  GENERAL RELEASE; EXTENT
         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

    B.   ESTABLISHMENT OF THE JOINT ACCOUNT

    1 . The following Settlement Amounts will be (or will have been) transferred to the Joint Account within 20 business days after execution of the Settlement Memoranda in the following manner:

    (a) Fidelity will transfer $5,000,000 to a Joint Account maintained by the Bank and controlled jointly by Plaintiffs' Counsel; David Aufhauser, counsel for William Agee; P. Craig Storti, counsel for Jim Cleary; Thomas Nolan, counsel for Stephen Hanks; Douglas M. Kraus, counsel for Michael Farrell; Kim West, counsel for Fidelity.

    (b)  MK Rail, shall either (i) deposit in the Joint Account referred to in
         Section VII(B)(1)(a) above for the benefit of the class the sum of
         $1 million (if MK Rail contributes the sum of $1 million to the Joint Account referred
                                          14
         to in Section VII(B)(1) above, the Joint Account shall be controlled jointly by the persons identified in (a) above, and by Jennifer Wilson Hewitt, counsel for MK Rail) or (ii) cause to be created and transferred for the benefit of the Class to a safe deposit box maintained by the Bank and controlled jointly by Plaintiffs' counsel, Steve Berman, and Jennifer Wilson Hewitt, counsel for MK Rail, appropriately legended certificates evidencing shares of non-voting preferred stock with a stated and redemption value of $1 million on the terms set forth in Attachment A hereto (the "Preferred Stock") issued in the name of David G. Edwards, Agent in connection with the Class Action Settlement (the "stock Agent"). Notwithstanding that MK Rail has elected to deposit Preferred Stock in the Joint Account, it may later elect to replace the same with $1 million in cash by giving written notice of its intention to do so to Plaintiffs at any time on or prior to the first business day following Final Court Approval. In the event that MK Rail makes such an election, then, within five (5) business days after the date of Final Court Approval, MK Rail shall cause to be deposited in the Settlement Account the sum of $1 million, but without obligation to make any payment on account of dividends accruing on the Preferred Stock (which dividends shall not be payable unless declared by MK Rail's Board). Simultaneously with such deposit, the certificate(s) evidencing the Preferred Stock shall be released from the Joint Account or the Settlement Account and shall be cancelled and not reissued. In the event that MK Rail does not elect to deposit
         $1 million in the Joint Account, Plaintiffs agree to sell and Fidelity agrees to purchase, the Preferred Stock for $1 million in accordance with this Stipulation of Settlement within five (5) business days after transfer of the Net Settlement Fund (including the Preferred Stock) to the Settlement Account. In the event that the Settlement Account becomes liable for any federal income tax incurred solely by reason of the sale of the Preferred Stock by the Plaintiffs or the Settlement Account, as the case may be, to Fidelity, MK Rail shall pay to the Settlement Account an amount equal to such tax liability. If at any time prior to Final Court Approval, any matter is presented to the holder(s) of preferred stock of MK Rail for consideration and approval, the Stock Agent shall vote the Preferred Stock in the manner recommended by a majority of the disinterested directors of the Board of Directors of MK Rail (or by a majority of the members of MK Rail's Select Committee to the extent the Board authorizes it to make any such recommendation) or, if no such recommendation is made, as directed by Plaintiffs' Counsel; provided, however, if Plaintiffs' Counsel fails to direct the Stock Agent as to how to vote the Preferred Stock on a timely basis, the Stock Agent shall have authority to vote such shares as he shall elect in his sole discretion, without liability to Plaintiffs therefor. In no event shall the Stock Agent agree to sell or tender the

              Preferred Stock to any person for consideration less than $1 million in cash, unless directed by Plaintiffs' Counsel.

         (c) MK Rail will transfer appropriately legended certificate(s) evidencing 413,793 shares of MK Rail common stock (the "Agent's Shares") to a safe deposit box maintained by the Bank and controlled jointly by Plaintiffs' counsel, Steve Berman, and Jennifer Wilson Hewitt, counsel for MK Rail.

         (d) MK will transfer appropriately legended certificate(s) evidencing 869,231 shares of MK common stock to a safe deposit box maintained by the Bank and controlled jointly by Plaintiffs' counsel, Steve Berman, and Adrian Wager-Zito, counsel for MK.

    2. The Bank shall invest and reinvest the funds in the Joint Account at the direction of Plaintiffs' Counsel and shall be authorized by the Court to withdraw and/or disburse funds from the Joint Account solely with the authorization of all counsel named above as controlling the respective accounts in accordance with the terms and conditions of this Stipulation and/or pursuant to an order of the Court until such time as the Net Settlement Fund is transferred to the Settlement Account.

    3. D&T will transfer $375,000 in cash into the Settlement Account within three (3) business days following the occurrence of the conditions set forth in PARA VII(D)(1)-(6) herein.

    C.   NOTICE AND ADMINISTRATION ACCOUNT

    1. Plaintiffs' Counsel will establish a Notice and Administration Account at the Bank. Fidelity will deliver to Plaintiffs' Counsel the sum of Thirty Thousand Dollars ($30,000), and Plaintiffs' Counsel will deposit that sum into the Notice and Administration Account. The Notice and Administration Fund shall be used by Plaintiffs' Counsel to defray the Notice and Administration Expenses, as defined above.

    2. On the date the Net Settlement Fund is transferred to the Settlement Account, any balance (including interest) then remaining in the Notice and Administration Account shall be transferred to, deposited and credited as part of the Settlement Account. Thereafter, Plaintiffs' Counsel shall have the right to use such portions of the Settlement Account as are, in their exercise of reasonable judgment, necessary to complete settlement notice and administration.

    3. If the Settlement is not disapproved, cancelled or terminated, then the Notice and Administration Account, less any monies paid or expenses incurred but not yet paid, shall be transferred to, deposited, and disposed of, as part of the Settlement Fund.

    D.     TRANSFER OF THE NET SETTLEMENT FUND

    The Net Settlement Fund shall be transferred to the Settlement Account only upon the occurrence and/or satisfaction of the following:

    1. The Court has entered the Final Judgment as provided in PARA G hereof approving the Settlement of the Litigation;

    2.   The Effective Date has occurred; and

    3. (a) Final nonappealable judgments have been entered approving the settlement of the MK Rail Derivative Action; and (b) all other conditions to such settlement have been satisfied or waived, and such settlement is being consummated contemporaneously with this Settlement; AND EITHER;

    4. (a) No case has been commenced by or against MK Rail under Title 11 of the United States Code or any similar law and no trustee, receiver, conservator or similar custodian has been appointed for MK Rail or its property (any such case or appointment, a "Bankruptcy Case"); OR

    5. If a Bankruptcy Case has been commenced in respect of MK Rail, an order has been entered by the court having jurisdiction over the Bankruptcy Case and has become final and nonappealable that (i) approves the Settlement,
(ii) authorizes MK Rail's performance of all of its obligations in respect of the Settlement and (iii) authorizes the use of the Fidelity policy to make the payments required by this Stipulation to be made by Fidelity, all in form and substance satisfactory to the Parties and the Insurers. By agreeing to this condition, none of the Plaintiffs, the Insurers, D&T, nor any other Party (except MK Rail) concedes that the court exercising jurisdiction over the Bankruptcy Case has any jurisdiction over, or the debtor's estate has any interest in, the insurance policies, the insurance proceeds, or the proceeds of the Settlement.

    6. All other conditions to consummation of the Settlement set forth herein have been satisfied or waived.

    7. Upon the conditions to transfer of the Net Settlement Fund having been satisfied or waived, Plaintiffs' Counsel, counsel for Defendants and counsel for the Insurers shall promptly direct in writing that counsel controlling the Joint Account disburse the Net Settlement Fund to the Settlement Account, to be held therein by Plaintiffs' Counsel in trust for the Authorized Claimants until such time as Plaintiffs' Counsel are authorized by the Court to distribute those funds pursuant to this Stipulation and any applicable Court orders.

    8. Upon satisfaction of all conditions herein set forth for the transfer of the Net Settlement Fund, MK Rail shall issue and deliver to the Settlement Account 413,793 fully paid, non-assessable, and freely tradeable shares of MK Rail common stock, which shall thereupon be outstanding and have full rights to be voted and to receive dividends. The Shares shall be issued initially in a certificate or certificates as directed by Plaintiffs' Counsel and may be reissued on one occasion at Plaintiffs' Counsel's direction without cost or expense to Plaintiffs' Counsel or the Class. At any time after transfer of the shares, Plaintiffs' Counsel shall have the authority and discretion to dispose of all or any portion of the Shares by public or private sale, in whole or in part, or in any other manner that Plaintiffs' Counsel determines in their reasonable discretion is in the best interests of the Class, provided: (i) no sales of such shares shall be effected at a price more than $0.50 below the opening price of MK Rail common stock on the day of such sale(s); (ii) no more than 100,000 shares shall be sold to any single person, entity, or "group" as defined in Section 13(d) of the Exchange Act; (iii) proceeds from any such sale shall be deposited into the Settlement Account; and (iv) any such sales shall be subject to review by the Court. Plaintiffs' Counsel may elect to distribute all or a portion of the shares in kind in accordance with PARA VII(K). If, prior to the time MK Rail causes fully paid, non-assessable and freely tradeable shares of MK Rail common stock to be issued and transferred to the Settlement Account, the shares of MK Rail cease to be traded publicly because of a merger or acquisition of MK Rail (or similar change-of-control transaction), MK Rail agrees to pay into a Joint Account controlled by counsel identified in PARA VII(B)(1)(b) 413,793 times the per-share consideration paid to the former public stockholders of MK Rail in the merger, acquisition, or similar change-of-control transaction upon release of such shares from the Joint Account. If at any time prior to Final Court Approval, any matter is presented to the holder(s) of common stock of MK Rail for consideration and approval, or if the Stock Agent is requested to tender the Agent's Shares to any person in connection with a tender offer made pursuant to Rule 14d-1 or Rule 13e-4 of the Rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, the Stock Agent shall vote the Agent's Shares or act on the tender offer, as the case may be, in the manner recommended by a majority of the disinterested directors of the Board of Directors of MK Rail (or by a majority of the members of MK Rail's Select Committee to the extent the Board authorizes it to make any such recommendation) or, if no such recommendation is made, as directed by Plaintiffs' Counsel; provided, however, if Plaintiffs' Counsel fails to direct the Stock Agent as to how to vote the Agent's Shares or act upon the tender offer on a timely basis, the Stock Agent shall have authority to vote such shares or act upon the tender offer as he shall elect in his sole discretion, without liability to Plaintiffs therefor.

    9. Upon satisfaction of all conditions herein set forth for the transfer of the Net Settlement Fund, MK shall issue and deliver to the Settlement Account 869,231 fully paid, non-assessable, and freely tradeable shares of MK common stock, which shall thereupon be outstanding and have full rights to be voted and to receive dividends. The shares shall be issued initially in a certificate or certificates as directed by Plaintiffs' Counsel and may be reissued on one occasion at Plaintiffs' Counsel's direction without cost or expense to Plaintiffs' Counsel or the Class. At any time after transfer of the shares, Plaintiffs' Counsel shall have the authority and discretion to dispose of all or any portion of the Shares by public or private sale, in whole or in part, or in any other manner that Plaintiffs' Counsel determines in their reasonable discretion is in the best interests of the Class, provided: (i) no sales of such shares shall be effected at a price more than $0.50 below the opening price of MK common stock on the day of such sale(s); (ii) no more than 100,000 shares shall be sold to any single person, entity, or "group" as defined in Section 13(d) of the Exchange Act; (iii) proceeds from any such sale shall be deposited into the Settlement Account; and (iv) any such sales shall be subject to review by the Court. Plaintiffs' Counsel may elect to distribute all or a portion of the shares in kind in accordance with PARA VII(K). If, prior to the time MK causes fully paid, non-assessable and freely tradeable shares of MK common stock to be issued and transferred to the Settlement Account, the shares of MK cease to be traded publicly because of a merger or acquisition of MK (or similar change-of-control transaction), MK agrees to pay into a Joint Account controlled by counsel identified in PARA VII(B)(1)(b) 869,231 times the per-share consideration paid to the former public stockholders of MK in the merger, acquisition, or similar change-of-control transaction.

         E.   DISPOSITION UPON DISAPPROVAL OR TERMIINATION

         1.   If the Settlement is not approved or is terminated:

         a) All funds then existing in the Joint Account established pursuant to PARA VII(B)(1)(a) above shall be returned to Fidelity (and to MK Rail if MK Rail has contributed $1 million in cash to the Joint Account pursuant to

              PARA VII(B)(1)(b)), together with all interest earned thereon in accordance with each entity's respective contribution;

         b) All funds then existing in the Notice and Administration Account established pursuant to PARA VII(C) above, less Notice and Administration Expenses incurred but not yet paid, shall be returned to Fidelity, and the limit of the Fidelity policy shall be reduced by the total amount of Notice and Administration Expenses paid and to be paid from the Notice and Administration Account; and

         C) The certificates in the Joint Account established pursuant to PARA VII(B)(1)(b), VII(B)(1)(c) and VII(B)(1)(d) shall be returned to MK and MK Rail and cancelled.

         2. Under no circumstances whatsoever shall any funds in the Joint Account established pursuant to PARA VII(B)(1)(a) and PARA VII(B)(1)(b), above, or the Notice and Administration Account established pursuant to PARA VII(C), above, be payable to, or recoverable by, MK or D&T. If MK Rail has elected to deposit $1 million in cash in the Joint Account pursuant to PARA VII(B)(1)(b), MK Rail shall be entitled to recover that $1 million in cash, plus interest thereon, in the event that Final Court Approval is not obtained or this settlement is otherwise terminated. Otherwise, none of the funds in the Joint Account established pursuant to PARA VI(B)(1)(a) and PARA VII(B)(1)(b) or the Notice and Administration Account established pursuant to PARA VII(C) shall be payable to, or recoverable by, MK Rail.

         3. Upon approval of the Court or receipt of a written notice from Plaintiffs' Counsel, counsel for the Defendants, and counsel for the Insurers who control the respective accounts that the Settlement is terminated, the counsel controlling the Joint Account are authorized to transfer the funds and securities in the Joint Account as provided in this PARA VII(E).

         F.   THE PRELIMINARY APPROVAL ORDER

         Promptly after execution of this Stipulation, Plaintiffs, through Plaintiffs' Counsel, shall, by stipulation or motion, apply to the Court for an order (the "Preliminary Approval Order"), substantially in the form of Exhibit "A" hereto, preliminarily approving the Settlement, conditionally certifying the Class, preliminarily approving the Plaintiffs as representatives of the Class, and providing for notice to the Class of a hearing regarding the Settlement.
The Approval Order shall specifically include provisions that, among other things:

         1. Preliminarily approve the Settlement set forth in the Stipulation as fair, reasonable and adequate;

         2. Conditionally certify the Class and preliminarily approve the Plaintiffs as representatives of the Class;

         3. Approve forms of mailed notice (the "Notice") and published notice (the "Summary Notice") (substantially in the form of Exhibits "A-I" and "A-2" hereto) and a proof of claim and release (the "Proof of Claim and Release") (substantially in the form of Exhibit "A-3" hereto) for mailing and publishing to the Class to notify them of the Hearing (i) on final approval of the Settlement, (ii) on final certification of the Class and approval of the Plaintiffs as representatives of the Class, (iii) on Plaintiffs' Counsel's application for Attorneys' Fees and Expenses, and (iv) on final approval of the Plan of Distribution;

         4. Direct Plaintiffs' Counsel to mail or cause to be mailed the Notice and Proof of Claim and Release to those members of the Class who can be identified through reasonable effort. Nominees who purchased MK Rail common stock during the Class Period also will be requested to send the Notice and Proof of Claim and Release to all beneficial owners within ten (10) days after receipt of the Notice or, if they have not already done so, to send a list of the names and addresses of the beneficial owners to the Claims Administrator within ten (10) days of receipt of the Notice;

         5. Direct Plaintiffs' Counsel to cause the Summary Notice to be published once in the national edition of THE WALL STREET JOURNAL and once in THE IDAHO STATESMAN;

         6. Direct Plaintiffs' Counsel to serve on Defendants' counsel and file with the Court proof, by affidavits or declarations, of the mailing of the Notice and publication of the Sununary Notice provided for in PARAS VII(F)(4) and (5) hereof;

         7. Find that the mailing and publication pursuant to PARAS VII(F)(4) and (5) constitute the best and most practicable notice to members of the Class under the circumstances, including individual notice to all such members of the Class who can be identified through reasonable effort, and is due and sufficient notice of the hearing, proposed Settlement, application for an award of Attorneys' Fees and Expenses, the Plan of Distribution, and other matters set forth in the Notice to all members of the Class, and that the Notice fully satisfies the requirements of due process, the Federal Rules of Civil Procedure, and any other applicable law;

         8. Provide that Plaintiffs' Counsel are authorized to retain a firm of their choice to supervise and administer the notice procedure as well as the processing of the claims;

         9. Provide that only the Class Members who complete and submit a valid and timely Proof of Claim and Release in accordance with the instructions contained therein shall be entitled to receive any distribution from the Settlement Fund;

         10. Provide that, pending final determination of whether the Settlement should be approved, neither the Plaintiffs nor any Class Member either directly, derivatively, in a representative capacity, or in any other capacity, shall commence, maintain, or prosecute any, other action or proceeding in any court or tribunal against any Defendant, D&T or other Released Party, asserting any of the Settled Claims, including Unknown Claims, as that term is defined herein except in this Litigation;

         11. Schedule the hearing to be held by the Court to consider and determine (1) whether the proposed Settlement should be approved as fair, reasonable and adequate; (2) whether the Class should be certified and the Plaintiffs approved as representatives of the Class; (3) whether an order approving the Settlement and a Final Judgment should be entered thereon dismissing this Litigation on the merits and with prejudice; (4) whether the proposed Plan of Allocation is fair and reasonable; (5) whether the application of Plaintiffs' Counsel for an award of Attorneys' Fees and Expenses is reasonable and should be approved; and (6) whether the Plan of Distribution should be approved.

         12. Provide that any objections to (i) the proposed Settlement and the entry of the Final Judgment approving the Settlement, or (ii) the application of Plaintiffs' Counsel for an award of Attorneys' Fees and Expenses, shall be heard and any papers submitted in support of said objections shall be received and considered by the Court at the hearing (unless, in its discretion, the Court shall direct otherwise) only if, on or before a date to be specified in the

Approval Order (which shall be 15 days prior to the Hearing), Persons making objections shall file notice of their intention to appear and copies of any papers in support of their position with the Clerk of the Court and serve such notice and papers on:

                   John E. Grasberger, Esquire
                   Milberg, Weiss, Bershad, Hynes & Lerach
                   222 Kearny Street - 10th Floor
                   San Francisco, CA 94108

                   Co-Lead Counsel for the Class

                   John W. Edwards II, Esquire
                   Jones, Day, Reavis & Pogue
                   901 Lakeside Avenue
                   Cleveland, Ohio 44114

                   Counsel for MK

                   Jennifer Wilson Hewitt, Esquire
                   Doepken Keevican & Weiss
                   37th Floor USX Tower
                   6000 Grant Street
                   Pittsburgh, PA 15219

                   Counsel for MK Rail

                   David D. Aufhauser, Esquire
                   Williams & Connolly
                   725 Twelfth Street, N.W.
                   Washington, D.C. 20005

                   Counsel for William J. Agee

                   Thomas J. Nolan, Esquire
                   Howrey & Simon
                   550 South Hope Street - Suite 1400
                   Los Angeles, California 90071-2604

                   Counsel for Stephen G. Hanks

                   P. Craig Storti, Esquire
                   Hawley, Troxell, Ennis & Hawley
                   First Interstate Center
                   877 Main Street - Suite 1000
                   Boise, Idaho 83701

                   Counsel for James F. Cleary, Jr.

                   Douglas M. Kraus, Esquire
                   Skadden, Arps, Slate, Meagher & Flom
                   914 Third Avenue
                   New York, NY 10022

                   Counsel for Michael Farrell and
                   Gilbert E. Carmichael

                   Frank B. Vanker, Esquire
                   Sidley & Austin
                   One First National Plaza
                   Chicago, IL 60603

                   Counsel for Deloitte & Touche LLP

                   Steven A. Brick, Esquire
                   Orrick, Herrington & Sutcliffe
                   Old Federal Reserve Bank Building
                   400 Sansome Street
                   San Francisco, CA 94111-3143

                   Counsel for Morgan Stanley & Co., Incorporated
                   C.S. First Boston Corporation

          13. Provide that, upon the Effective Date, all members of the Class who have not filed timely and valid requests for exclusion from the Class, pursuant to the procedures described herein at PARA VII(F)(17) below, whether or not they file a Proof of Claim and Release within the time provided for, and whether or not they participate in the Settlement Fund, shall be barred from asserting any Settled Claims, including Unknown Claims, and all Class Members shall be conclusively deemed to have released Defendants and the Released Parties from any and all such Settled Claims, including Unknown Claims;

          14. Provide that no Person, other than a Class Member or Plaintiffs' Counsel, shall have any right to any portion of, or in the distribution of, the Settlement Fund unless otherwise ordered by the Court or otherwise provided in this Stipulation;

          15. Provide that, upon the Effective Date, Defendants shall be deemed conclusively to have released the Plaintiffs and Plaintiffs' Counsel from only those claims or potential claims against Plaintiffs and Plaintiffs' Counsel that are based upon, or arise out of, the institution, assertion, prosecution or resolution of this Litigation, or the Settled Claims, including Unknown Claims, except that nothing herein releases any claim arising out of a violation of this Stipulation or a violation by Plaintiffs or Plaintiffs' Counsel of any Confidentiality Orders which are or may later be in place in the Litigation;

     16. Provide that the hearing may, from time to time, and without further notice to the Class, be continued or adjourned by Order of the Court;

     17. Provide that all members of the Class shall have the option to be excluded from the Class, and thereby elect not to participate in the Settlement Fund by mailing a timely and valid request for exclusion postmarked on or before 15 days before the hearing to the Claims Administrator pursuant to the instructions set forth in the Notice (Exhibit A-I), which, in order to be valid, shall list the date(s) and amount(s) of all purchases and sales of MK Rail common stock during the Class Period, list prices paid and received on each purchase and sale, and furnish written confirmation of each such transaction and further provide that all Persons who submit timely and valid requests for exclusion from the Class shall not be Class Members and shall have no rights with respect to the Settlement and no interest in the Settlement Fund; and

     18. Provide that the Claims Administrator shall notify, VIA telecopier and overnight mail, counsel listed in PARA VII(F)(12) above of each request for exclusion within two days of receipt.

     19. Provide that all papers in support of the Settlement and any application for Attorneys' Fees and Expenses shall be filed at least six (6) days prior to the hearing.

     20. Provide that all reasonable costs incurred in identifying and notifying Class Members, as well as administering the Settlement Fund shall be paid from the Notice and Administration Escrow Account upon the terms set forth above.

     21. Provide that, if the Settlement is disapproved, cancelled or terminated in accordance with the terms of the Settlement Memoranda or this Stipulation, then the Settlement Memoranda and this Stipulation shall have no force or effect, and all negotiations, proceedings and statements made in connection therewith shall be without prejudice to the right of any Persons, and the Parties to the Litigation shall be restored to their respective positions existing as of June 5, 1995; provided however, that the Notice and Administration Expenses incurred but not yet paid shall be paid out of the Notice and Administration Fund as provided above; and provided further that the provisions of PARAS VII(E) and (I) and this paragraph shall continue to apply.

     22. Provide that only Class Members shall have rights with respect to approval of, or objection to, the Settlement, the Plan of Distribution or Plaintiffs' Counsel's request for Attorneys' Fees and Expenses. Class Members who may appeal any decision with respect thereto must formally intervene as a party under Rule 24 of the Federal Rules of Civil Procedure.

          23. Provide that, pending final determination of whether the Settlement should be approved, all discovery and all proceedings in the Litigation are stayed, except for proceedings relating to the Settlement.

          G.   FINAL JUDGMENT TO BE ENTERED BY THE COURT APPROVING THE
               SETTLEMENT

          If (i) the Settlement (including any modification thereto made with the consent of the Parties and the Insurers as provided for herein) is approved by the Court; (ii) the Settlement has not been terminated by the Parties, D&T or the Insurers pursuant to this Stipulation; and (iii) if all conditions to consummation of the Settlement have otherwise been satisfied or waived, the Parties shall jointly request the Court to enter a Final Judgment, substantially in the form of Exhibit B hereto, that shall:

          1. Approve the Settlement as fair, reasonable and adequate to the Class;

          2. Find the terms of this Stipulation to be valid and enforceable and direct the consummation of the Settlement in accordance with the terms and provisions of this Stipulation.

          3. Certify the Class and approve the Plaintiffs as representatives of the Class for purposes of this Settlement;

          4. Dismiss the Litigation in its entirety as against all Defendants with prejudice and without costs to any party as against any other party;

          5. Adjudge that, as more fully described in PARA VII(J), each Class Member shall be deemed conclusively to have released the Settled Claims, including Unknown Claims, against the Defendants, D&T, the Insurers, Released Parties, Plaintiffs and Plaintiffs' Counsel. Notwithstanding that any Class Member may hereafter discover facts in addition to, or different from, those which the Class Members now know or believe to be true with respect to the Litigation and Settled Claims, including Unknown Claims, or, with respect to the subject matter of the release, each Class Member shall be deemed, upon the Effective Date, fully, finally and forever to have settled and released any and all Settled Claims, including Unknown Claims, as against the Defendants, D&T, the Insurers and other Released Parties, including all claims known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist, may hereafter exist, or heretofore have existed, and without regard to the subsequent discovery or existence of any such different or additional facts. Upon the Effective Date, Defendants shall be deemed conclusively to have released the Plaintiffs and Plaintiffs' Counsel from only those claims or potential claims against Plaintiffs and Plaintiffs' Counsel that are based upon or arise out of the institution, prosecution, assertion or resolution of this Litigation and Settled Claims, including Unknown Claims; provided, however, that such releases shall not extend to claims arising out of any violations of this Stipulation or any violations of the Confidentiality Orders entered in the Litigation;

         6. Bar and permanently enjoin each Class Member from prosecuting the Settled Claims, including Unknown Claims, against the Released Parties, including Defendants, D&T, the Insurers, Plaintiffs and Plaintiffs' Counsel;

         7. Bar and permanently enjoin each Plaintiff and Class Member, either directly, representatively, or in any other capacity, from instituting or prosecuting any action against any party other than those enumerated in Paragraph 6 above, to the extent such action asserts any of the claims included in the definition of Settled Claims, including Unknown Claims, unless (i) appropriate provision satisfactory to the Court is made to assure that the amounts to be collected pursuant to any judgment will be available if necessary to meet the obligations that may exist under the provisions for indemnification set forth in Paragraph VII(G)(8) below as a consequence of such judgment; or (H) any settlement of such claims provides for releases of claims or claimsover of the settling party against the Released Parties as provided in Paragraph VII(G)(8) below, subject to the receipt by the settling party of releases of claims-over from the Released Parties coextensive with those received by the Released Parties;

         8. For the purpose of effectuating the Parties' intention to protect the Released Parties from claims or claims-over of third parties arising out of the Settled Claims, including Unknown Claims:

         (a) Bar and permanently enjoin all Persons, either directly, representatively, or in any other capacity, from instituting or prosecuting or continuing to prosecute, any action, claim or claim-over against any Released Party on whatsoever theory (whether by way of third or subsequent-party complaint, cross-claim, separate action or otherwise, and whether under federal or state law) to recover in whole or in part any liability, direct or indirect, of such Person to any Member of the Class in connection with, arising out of, or which is in any way related to, the Settled Claims, including Unknown Claims, but without in any way affecting the rights of the Underwriters (defined as Morgan Stanley & Co., Incorporated, C.S. First Boston Corporation and the several U.S. and international underwriters identified in Schedules I and II to the Underwriting Agreement dated April 26, 1994), if any, to recover their expenses and attorneys' fees incurred in connection with this Litigation from MK, and MK Rail (MK and MK Rail shall reserve all defenses to such claims by the Underwriters);

         (b) Dismiss with prejudice and without costs any claims or claims-overasserted or deemed asserted by any Persons against any Released Party on whatsoever theory (whether by way of third- or subsequent-party complaint, cross-claim, separate action or otherwise, and whether under federal or state law) to recover in whole or in part any liability, direct or indirect, of such Person to any Member of the Class in connection with, arising out of, or which is in any way related to, the Settled Claims, including Unknown Claims;

         (c) Order that any judgment by Plaintiffs or other members of the Class as against any Persons on a claim with respect to which such Person would have (but for the contribution bar ordered in Paragraph VII(G)(8)(a) above) a legally valid and enforceable right to contribution from any Released Party and that is in connection with, arising out of, or in any way related to, Settled Claims, including Unknown Claims, shall be reduced by such percentage as reflects a determination of the relative fault or culpability, if any, of such Released Party, as compared to the relative fault or culpability of such other Persons;

         (d) Order that, if necessary in order further to effectuate the intention of theParties and the Insurers that the Released Parties shall have no liability to any Person for contribution or indemnification with respect to any claim by Plaintiffs or any Class Member against any Person with respect to the Settled Claims, including Unknown Claims, the Class and each Member of the Class
(i) shall reduce or credit against any judgment or settlement (s)he, it or they may obtain against any Person the full amount of any judgment or settlement such Person may obtain against any Released Party on any claims-over on whatsoever theory (whether by way of third- or subsequent-party complaint, cross-claim, separate action or otherwise) in connection with, arising out of, or which is in any way related to, the Settled Claims, including Unknown Claims, including but not limited to claims-over that have been, could have been, or could be, alleged in this Litigation or in any other action; and (ii) shall obtain from such Person for the benefit of the Released Parties a satisfaction in full of such Person's judgment or settlement against the Released Parties;

         (e) Approve the agreement of Plaintiffs and all other Members of the Class (the "Indemnifying Parties"), for good and valuable consideration, receipt of which is hereby acknowledged, to indemnify the Released Parties and to hold them harmless from and against any and all liability (including amounts paid in settlement, subject to all the other provisions of this Stipulation) with respect to:

              (i) any claim by any Member of the Class that is a Settled Claim, including Unknown Claims; and

              (ii) claims-over on whatsoever theory (whether by way of third- or subsequent-party complaint, cross-claim, separate action or otherwise) by any Person to recover in whole or in part any liability, direct or indirect, whether by way of judgment, settlement or otherwise, of such Person to any Member of the Class in connection with, arising out of, or in any way related to, the Settled Claims (including Unknown Claims), including without limitation claims-over that have been, could have been or could be alleged in this Litigation or in any other action;

         (f) Approve the further agreement of the parties to this Stipulation that, in the event that any Members of the Class obtain any recovery by judgment, settlement, or otherwise against any Person (other than the Net Settlement Amount) that is related in any way to the Settled Claims, including Unknown Claims, appropriate provision (including delaying distribution of amounts payable under a judgment and, in the case of settlement, obtaining releases to protect the Released Parties from any liability to such Persons on claims-over) shall be made to assure the effectuation of the indemnity provided for herein. Any such recovery against any Person who has not released any claims or claims-over against the Released Parties shall be held in escrow pursuant to order of this Court until any claims or claims-over against the Released Parties are finally determined, subject to the other limitations and provisions of this Stipulation.

         (g)  Order that the foregoing provisions of Paragraphs VII(G)(7) and
(8) with respect to reduction of judgment and effectuation of indemnification are not intended to be exclusive, and nothing in Paragraph VII(G)(8)(f) shall be deemed to modify, lessen or impair the indemnity obligations of the Class or Class Members as set forth in Paragraph VII(G)(8)(e) hereof in any situation to which the provisions contained in Paragraph VII(G)(8)(f) may not be applicable or may fail to provide fully for the indemnity protection provided in Paragraph VII(G)(8)(e); provided, however, that, to the extent that cash payments are required to provide the Released Parties with the agreed-upon indemnity, (x) with respect to a claim for indemnification from and against liability with respect to the claim of any Member of the Class that is a Settled Claim (including Unknown Claims), only funds received by, or on behalf of, the Class or Class Members by virtue of any claim in this action or otherwise related to Settled Claims (including Unknown Claims), other than the Net Settlement Fund provided for herein, may be used to satisfy the indemnification obligations hereunder; provided, however, that, if a Class Member persists in prosecuting its claim despite being notified that it is barred from doing so by this Settlement (and fails to establish by Court order that it is not so barred), such indemnification obligations may be payable out of any funds distributed or to be distributed to such Member of the Class from the Net Settlement Fund or out of any other funds of such Class Member; and (y) with respect to a claim for indemnification from and against liability with respect to claims-over as provided in Paragraph VII(G)(8)(e)(ii), such indemnification obligations shall be payable out of the additional recovery by judgment or settlement and shall not under any circumstances be payable out of the Net Settlement Fund provided for herein;

         (h) Approve the agreement of the parties to this Stipulation that, if, after the Effective Date, a claim-over is or has been asserted against any Released Party as to which such Released Party is entitled to protection under Paragraphs VII(G)(7) and (8)(a)-(g), then, upon the request of such Released Party, Plaintiffs' Counsel shall, at their expense, to the best of their ability and so long as permitted by the forum court, take control and direct the litigation strategy of the defense of such claim-over only. If separate counsel is required as to any such claim-over, which Plaintiffs' Counsel has been requested to take control of and defend, then Plaintiffs' Counsel shall select competent counsel approved by the Released Party, which approval shall not be unreasonably withheld. Any legal fees and expenses incurred by such counsel shall be paid out of the Settlement Fund (or any additional monies recovered by the Class), subject to Court approval. The Released Parties shall cooperate fully in the defense of such claim-over and shall have the right (but shall not be obligated) to retain co-counsel to participate in such defense at their expense. If Plaintiffs Counsel has been requested to take control of and defend a claim over as provided herein then, as between the Class Members and the Released Parties, the Class (or Members of the Class individually to the extent the last sentence of this paragraph is applicable), by their counsel, shall have sole authority to determine the timing and terms of any settlement of such claim-over, subject to the other provisions of this Stipulation. No such settlement of any claim-over shall require any financial contribution from any Released Party. If a claim-over is asserted against any Released Party by any Person to recover any liability of such person or entity with respect to a claim brought by Members of the Class who are not prosecuting such claim on a common class basis, the obligations set forth herein for defense of such claim-over shall be the responsibility only of those Members of the Class who are prosecuting the claim giving rise to such claim-over;

         9. Order that any claims or claims-over that have been, or may in the future be, asserted in this or any other action against any Released Party shall (if allowed) be severed and stayed for separate trial after the trial of Plaintiffs' and the Class's claims against such nonsettling defendant;

         10. Determine that, by reason of the Parties' Settlement, there is no just reason for delay and find expressly that the Final Judgment is a final judgment upon fewer than all the claims or parties pursuant to Fed. R. Civ. P. 54(b);

         11. Determine that the Stipulation and the Settlement provided for herein, and any proceedings taken pursuant thereto are not, and should not in any event be: (i) offered or received as evidence of a presumption, concession or an admission of any misrepresentation or omission in any statement or written document approved or made by any Released Party (as defined herein); or (ii) offered or received as evidence of a presumption, concession or any admission of any liability, fault, wrongdoing or other dereliction of duty, or (except with written consent of the Released Parties) in any way referred to for any other reason in this Litigation or in any other civil, criminal, bankruptcy, or administrative action or proceeding; provided, however, that reference may be made to this Stipulation and the Settlement provided for herein in such proceedings as may be necessary to effectuate the provisions of this Stipulation; and provided further that, if this Settlement has been approved by the Court, Plaintiffs, may, subject to Court approval, at the trial of this Litigation against other defendants refer to this Settlement in such manner as this Court may authorize or permit; and

         12. Reserve jurisdiction, without affecting the finality of the Final Judgment entered, over:

              (a) Implementation of this Settlement and any award or distribution of the Settlement Fund, including interest accrued thereon;

              (b)  Disposition of the Net Settlement Fund;

              (c) Enforcing and administering this Stipulation and Settlement including any releases executed in connection therewith, and the provisions of the Final Judgment; and

              (d)  Other matters related or ancillary to the foregoing.

         H.   CONDITIONS OF SETTLEMENT

         1. This Stipulation shall be subject to the following conditions and, except as provided in Paragraphs VII(E), (F)(21), and (1) hereof, shall be cancelled and terminated unless:

              (a) The Court shall enter the Preliminary Approval Order, as required by Paragraph VII(F) above;

              (b) The Court shall enter the Final Judgment, as required by Paragraph VII(G) above;

              (c) The Effective Date as set forth in Paragraph VII(A) hereof shall have occurred; and

              (d) The conditions to transfer of the Net Settlement Fund to the Plaintiffs' Counsel set forth in Paragraph VII(D) shall have been satisfied or waived.

         2. Upon the occurrence of all of the events referenced in Paragraph VII(H)(1) hereof, each of the Class Members shall hereby be deemed to have, and by operation of the Final Judgment shall have, fully, finally, and forever released, relinquished and discharged all Settled Claims, including Unknown Claims, against all Defendants, D&T, the Insurers and all Released Parties, whether or not such Class Member executes and delivers the Proof of Claim and Release. Only those Class Members filing valid and timely Proofs of Claim and Release shall be entitled to receive any distributions from the Settlement Fund. The Proof of Claim and Release to be executed by the Class Members shall release all Settled Claims, including Unknown Claims, against all Defendants, D&T, the Insurers and all Released Parties and shall be in the form of Exhibit A-3, hereto. Once executed by a Class Member, each Proof of Claim and Release shall be delivered to Plaintiffs' Counsel or their designated agent and copies thereof shall be forthwith delivered to counsel for each Defendant.

         3. If, prior to the Hearing, Persons who otherwise would be Members of the Class have filed with the Court valid and timely requests for exclusion from the Class in accordance with the provisions of the Preliminary Approval Order and the Notice given pursuant thereto, and such Persons in the aggregate purchased a number of shares greater than that specified in a separate Supplemental Agreement among Plaintiffs and the Defendants, then each Defendant and D&T shall have, in his or its sole and absolute discretion, the option to terminate this Stipulation in accordance with the procedures set forth in the Supplemental Agreement. The Supplemental Agreement will be kept confidential, will be disclosed only to the Parties, their counsel, D&T, the Insurers, and the Court, and will not be filed with the Court unless and until a dispute among the parties concerning its interpretation or application arises, and, in that event, it may be filed and maintained with the Court. As set forth in Paragraph VII(F)(18) above, counsel for MK Rail, the Individual Defendants and D&T shall be advised of requests for exclusions. The execution of a separate Supplemental Agreement among Plaintiffs and the Defendants is a condition to the effectiveness of this Stipulation.

         4. If the conditions specified in Paragraph VII(D)(3) have been satisfied but the conditions specified in Paragraph VII(D)(4) or Paragraph VII(D)(5) (whichever then applies) have not then been satisfied, Plaintiffs' Counsel may elect to terminate the Settlement at any time thereafter by giving written notice to the Defendants, D&T and the Insurers. In the event that this Settlement is terminated pursuant to this provision, the Plaintiffs and D&T shall prepare and execute a Stipulation of Settlement between themselves in accordance with the provisions of a memorandum of understanding between Plaintiffs and D&T dated September 7, 1995.

         5. If any of the conditions specified in Paragraph VII(D)(3) have not occurred by a date to be specified in the Supplemental Agreement provided for in Paragraph VII(G)(3) above, Plaintiffs' Counsel may elect to terminate the Settlement at any time thereafter by giving written notice to the Defendants, D&T and the Insurers. In the event that this Settlement is terminated pursuant to this provision, the Plaintiffs and D&T shall prepare and execute a Stipulation of Settlement between themselves in accordance with the provisions of a memorandum of understanding between Plaintiffs and D&T dated September 7, 1995.

         6. Without limiting the provisions in this Paragraph VII(H) above, a condition of this Stipulation is that it shall be approved by the Court under applicable provisions of federal law. However, if: (i) the Court enters a judgment, but not the Final Judgment provided for in Paragraph VII(G), or (ii) the Court enters the Final Judgment and appellate review is sought and on such review the Final Judgment is materially modified or reversed, or (iii) any of the conditions of Paragraph VII(H) are not satisfied, then this Stipulation shall be cancelled and terminated unless counsel for each of the Parties, D&T and the Insurers, within ten (10) days from the receipt of such ruling or written notice of such circumstances, agrees in writing with counsel for all other Parties and counsel for D&T and the Insurers to proceed with this Stipulation and Settlement. For purposes of this paragraph, neither a modification nor reversal on appeal of (i) the Plan of Distribution; or (ii) any amount of Attorneys' Fees and Expenses shall be deemed a material modification of or a part of the material terms of the Final Judgment or of this Stipulation.

         7. If any of the conditions specified in Paragraph VII(D) have not been satisfied or waived and have become incapable of satisfaction, counsel to the Insurers may elect to terminate the Settlement by giving written notice to Plaintiffs' Counsel and the Defendants.

         8. In the event that the shares of MK common stock herein provided for are not issued and transferred to the Settlement Account, because a bankruptcy case has been commenced by, or against, MK, the settlement herein provided for shall nonetheless be fully effective as to all Defendants, D&T and other Released Parties, except for MK.

         9. The effectiveness of this Stipulation is conditioned upon the execution and delivery by MK, MK Rail, D&T, and the Individual Defendants to the Insurers of agreements in form and substance satisfactory to the Insurers regarding releases and related matters.

         I.   EFFECTS OF TERMINATION OF THE SETTLEMENT

         1. If the Effective Date does not occur, or if this Stipulation is disapproved, terminated, or cancelled pursuant to its ten-rives, the funds and securities in the Joint Account shall be disposed of in accordance with Paragraph VII(E).

         2. If the Effective Date does not occur, or if this Stipulation is disapproved, terminated or cancelled pursuant to its terms: (a) all of the Parties shall be deemed to, have returned to their respective litigation positions as of June 5, 1995; (b) they shall proceed in all respects as if this Stipulation had not been executed and the related orders and judgments had not been entered (except as set forth in Paragraph VII(E)(1)(c)), preserving in that event all of their respective claims and defenses in the Litigation; and (c) all releases given and indemnification obligations undertaken in this Stipulation shall be null and void.


         J.   RELEASE TERMS

         1. Upon the Effective Date, the Plaintiffs and all Class Members, whether or not each submits a Proof of Claim and Release or otherwise shares in the Settlement Fund, on behalf of themselves and each of their predecessors, successors, parents, subsidiaries, affiliates, custodians, agents, assigns, representatives, heirs, executors, trustees, administrators and any other Person having any legal or beneficial interest in the common stock of MK Rail purchased by any Member of the Class, will be deemed by this Settlement to have, and by operation of the Final Judgment shall have, released and forever discharged the Released Parties from any and all of the Settled Claims, including Unknown Claims.

         2. Upon the Effective Date, the Plaintiffs, and all Class Members, and anyone claiming through or on behalf of any of them, will be forever barred and enjoined from commencing, instituting or prosecuting any action or other proceeding in any court of law or equity, arbitration tribunal, or administrative forum, directly, representatively or derivatively, asserting against any of the Released Parties any claims that relate to or constitute any of the Settled Claims, including Unknown Claims.

         3. From and after the Effective Date, each Class Member individually, completely, voluntarily, knowingly, unconditionally and forever releases, remises, acquits and discharges Plaintiffs and Plaintiffs' Counsel from every and all asserted or potential, separate, joint, individual claims, class claims, or other claims, actions, rights, causes of action, demands, liabilities, losses and damages of every kind and nature, anticipated or unanticipated, direct or indirect, fixed or contingent, known or unknown, under federal, state or common law or any other law or regulation, or in equity, against Plaintiffs and Plaintiffs' Counsel or any of them for, which are based upon or arise out of the institution, prosecution, assertion or resolution of the Litigation or the Settled Claims, including Unknown Claims, except that nothing herein releases any claim arising out of a violation of this Stipulation.

         4. From and after the Effective Date, each of the Defendants individually, completely, voluntarily, knowingly, unconditionally and forever releases, remises, acquits and discharges Plaintiffs and Plaintiffs' Counsel from only those asserted or potential, separate, joint, individual claims, class claims, or other claims, actions, rights, causes of action, demands, liabilities, losses and damages of every kind and nature, anticipated or unanticipated, direct or indirect, fixed or contingent, known or unknown, under federal, state or common law or any other law or regulation, or at equity, against Plaintiffs and Plaintiffs' Counsel, which are based upon or arise out of the institution, prosecution, assertion or resolution of the Litigation or the Settled Claims, including Unknown Claims, except that nothing herein releases any claim arising out of a violation of this Stipulation or a violation by Plaintiffs or Plaintiffs' Counsel of the .Confidentiality Orders in place in the Litigation.

         5. Each Defendant and D&T releases and agrees not to assert any crossclaims, third party claims or other claims-over (however denominated) arising out of the Settled Claims including unknown claims, against any other Defendant, D&T or any Insurer, its predecessors or successors, or its present or former and future partners, members, principals, officers, directors, employees, agents, attorneys, shareholders, investors, insurers, reinsurers, auditors, accountants, underwriters, investment bankers, advisers, corporate affiliates, associates (as defined in SEC Rule 12b-2 promulgated pursuant to the Exchange
Act), present, former or future parents, subsidiaries or affiliates and each of their assigns, representatives, heirs, executors, administrators, and members of their immediate families. The Underwriters, however, do not release and may assert their claims, if any, against MK and MK Rail for expenses and attorneys' fees incurred in connection with this Litigation. MK and MK Rail expressly reserve all defenses to such claims by the Underwriters.

         6. The Parties, D&T and the Insurers recognize that, to the extent one of the mechanisms set forth in Paragraph VII(G)(8) herein for inclusion in the Final Judgment to protect fully the Released Parties against claims-over on whatsoever theory or by whatsoever means

(including cross-claims, third-party claims or other actions for contribution or indemnification) is fully effective to fulfill the Parties', D&T's and the Insurers' objective of protecting Released Parties from any liability with respect to any such claims-over, cross-claims, third-party claims or other actions for contribution or indemnification, it may not be necessary to employ in addition one or more of the other mechanisms set forth herein. If and to the extent (i) the Final Judgment effectively precludes any claim-over against Released Parties, and/or (ii) there shall be entered a formal court order which is no longer subject to review by any court (whether by appeal, writ of certiorari, motion for reconsideration or otherwise) determining that judgment reduction pursuant to Paragraph VII(F)(8)(c) constitutes a satisfaction in full of any judgment any Person may obtain against any Released Party on any claim-over, such that the Released Parties are fully protected from, and shall have no liability with respect to, claims by any Person for contribution or indemnification, then Plaintiffs' Counsel shall not be required to delay distribution of amounts payable under a judgment otherwise potentially giving rise to such claimover or to defend or to select or pay the legal fees and expenses of counsel otherwise required to defend against such a claim-over.

         7. If a Bankruptcy Case is commenced in respect of any Defendant and the court having jurisdiction over the Bankruptcy Case enters an order that has become final and nonappealable determining the transfer of the Settlement Fund or any portion thereof to the Settlement Account to be recoverable by MK and/or MK Rail as a preference, voidable transfer, fraudulent transfer or similar transaction, then Plaintiffs' Counsel may elect to have the releases given and judgment entered in favor of MK and/or MK Rail pursuant to this Stipulation become null and void, and Plaintiffs, the Class and MK and MK Rail shall thereupon be restored to their respective positions in the Litigation as of June 5, 1995 with all of their respective claims and defenses preserved; provided, however, that the claims of Plaintiffs and the Class against MK and/or MK Rail shall be limited to the product of multiplying $47,000,000 by: (i) a fraction, the numerator of which shall be the amounts (if any) of the Settlement Fund that were recovered by MK and/or MK Rail from Plaintiffs and/or the Class pursuant to the entry of the foregoing final order and proceedings ancillary thereto and the denominator of which shall be 6,000,000; and (ii) 1.2, provided that the resulting product shall be limited to, and never exceed, $47,000,000. The releases given to the Insurers, D&T and the Individual Defendants shall not become null and void or otherwise be affected by this paragraph. In the event that the proceedings in the Bankruptcy Case result in any recovery of the proceeds of this settlement by any of the Insurers and/or the Individual Defendants, the Insurers and/or Individual Defendants receiving such funds agree to repay such proceeds to a court supervised escrow account and the releases given to the Insurers, the Individual Defendants and the Released Parties other than MK and/or MK Rail shall remain in full force and effect.

         8. The Parties acknowledge that this Settlement Stipulation and the foregoing releases expressly waive any and all rights that Plaintiffs or the Class Members may have under any statute or common law principle which would limit the effect of the releases to those claims actually known or suspected to exist at the time of execution of this Settlement Stipulation, including the provisions of Section 1542 of the California Civil Code, to the extent deemed applicable (notwithstanding that this Settlement Stipulation does not provide for the application of California law), which provides as follows:

              Section 1542.  GENERAL RELEASE, EXTENT
              A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

         K. ADMINISTRATION AND CALCULATION OF CLAIMS, FINAL AWARDS AND DISTRIBUTION OF SETTLEMENT FUND

         1. Plaintiffs' Counsel, or the Claims Administrator acting on behalf of the Class Members, and subject to the supervision, direction and approval of the Court, shall administer and calculate the claims submitted by Class Members and shall oversee distribution of that portion of the Net Settlement Fund that is finally awarded by the Court to the Class Members.

         2. Except as otherwise provided in Paragraph VII(L) below, on and after the transfer of the Net Settlement Fund into the Settlement Account, the Net Settlement Fund shall be treated or applied as follows:

              (a) To the extent not paid from the Notice and Administration Fund, all unpaid costs and expenses (excluding Attorneys' Fees and Expenses) incurred in connection with providing notice to Class Members, locating Class Members, soliciting Class Members' claims, assisting with the filing of claims, administering and distributing the Settlement Fund to Class Members, processing proofs of claim, processing requests for exclusion, and escrow fees and costs shall be paid from the Settlement Fund.

              (b) The Parties, the Insurers, the Bank and Plaintiffs' Counsel agree to treat the Settlement Fund as being at all times a 'qualified settlement fund" within the meaning of Treas. Reg. Section 1.4680-1 and Section 4680 of the Internal Revenue Code. In addition, the Bank, Plaintiffs' Counsel and, as required, the Parties and the Insurers shall jointly and timely make such elections as necessary or advisable to carry out the provisions of this paragraph, including the "relation-back election" (as defined in Treas. Reg. Section 1.468(0-1(j)(2)) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Bank or Plaintiffs' Counsel timely and properly to prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

         (c) For the purpose of Section 4680 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the "administrator" shall be the Bank or Plaintiffs' Counsel. The Bank or Plaintiffs' Counsel shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg. Sections 1.468(B)-2(k) and 1.4680-2(l)). Such returns (as well as the election described in Paragraph I.2.(b)) shall be consistent with this paragraph and in all events shall reflect that all taxes (including any interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in Paragraph I.2.(d) hereof.

         (d) All (i) taxes (including any interest or penalties) arising with respect to the income earned by the Settlement Fund, including any taxes or tax detriments that may be imposed upon the Defendants or the Insurers with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a

"qualified settlement fund" for Federal or state income tax purposes ("Taxes") and (ii) expenses and costs incurred in connection with the operation and implementation of this paragraph (including, without limitation, expenses of a tax attorney or consultant and mailing and distribution costs and expenses relating to filing) (or failing to file) the returns described in this paragraph ("Tax Expenses"), shall be paid out of the Settlement Fund; in all events, the Defendants and Insurers shall have no liability or responsibility for the Taxes or the Tax Expenses. Plaintiffs' Counsel, Plaintiffs, and the Class shall indemnify and hold Defendants and the Insurers harmless for Taxes and Tax Expenses (including, without limitation, taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid by the Bank or Plaintiffs' Counsel out of the Settlement Fund without prior order from the Court and the Bank or Plaintiffs' Counsel shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Class Members any funds necessary to pay such amounts including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg.
Section 1.468(B)-2(l) (2)); the Defendants and the Insurers are not responsible and shall have no liability therefor. Plaintiffs' Counsel are permitted to retain the services of a tax attorney or consultant to the extent reasonably necessary to carry out the provisions of this paragraph. The Parties and the Insurers agree to cooperate with the Bank or Plaintiffs' Counsel, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this paragraph.

              (e) For the purpose of this Paragraph VII(K)(2), references to the Settlement Fund shall include both the Settlement Fund and the Notice and Administration Fund and shall also include any earnings thereon.

         3. Subject to the approval and further order(s) of the Court, the Net Settlement Fund shall be available for allocation to Class Members who submit valid, timely Proofs of Claim ("Authorized Claimants") as follows:

              (a) Each person claiming to be an Authorized Claimant shall be required to submit a separate Proof of Claim and Release that shall include a general release of the Defendants and the Released Parties in substantially the form set forth in Exhibit A-3 signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release;

              (b) All Proof of Claim and Release forms must be postmarked or received within the time prescribed in the Approval Order unless such period is extended or a late claim is otherwise allowed by order of the Court. Unless otherwise ordered by this Court, any Class Member who fails to submit a properly completed Proof of Claim and Release within such period, or such other period as may be ordered by the Court, shall be forever barred from receiving any payments pursuant to this Stipulation or from the Net Settlement Fund, but will in all other respects be subject to the provisions of this Stipulation and the Final Judgment, including, without limitation, the release of the Settled Claims and the dismissal of the Litigation;

              (c) The amount paid to each Authorized Claimant shall be the percentage that each Authorized Claimant's Recognized Loss bears to the total of the Recognized Losses of all Authorized Claimants.

         4. The Net Settlement Fund shall be allocated among Authorized Claimants pursuant to the Plan of Distribution:

              (a) The Net Settlement Fund shall be Distributed as follows (the "Plan of Allocation"): Each Authorized Claimant shall be entitled to receive a share of the Net Settlement Fund, computed by multiplying the Net Settlement Fund by a fraction, the numerator of which is the Authorized Claimant's Recognized Loss and the denominator of which is the total amount of the Recognized Loss of all Class Members, determined by adding together the Recognized Losses of all Authorized Claimants.

              (b)  Definitions:

                   (1) An Authorized Claimant who purchased MK Rail common stock during the Class Period and still held those shares as of the close of business on April 25, 1995, is regarded as having a "Holding Loss." A Holding Loss means the difference between the price at which each share of MK Rail common stock was bought, and $7.09/share (the average closing price of MK Rail stock on the four trading days following April 25, 1995).

                   (2) An Authorized Claimant who purchased MK Rail stock during the Class Period and sold those shares prior to the close of business on April 25, 1995, is regarded as having a "Trading Loss." A Trading Loss means the difference between the price at which the common stock was purchased and the price at which it was sold.

                   (3) An Authorized Claimant's Recognized Loss shall be the sum of all of that Claimant's Holding Losses and Trading Losses. Gains on transactions including short sales, during the Class Period will be netted against Recognized Losses.

              (c) With respect to multiple transactions in MK Rail common stock, whether a position was held or open as of the end of the Class Period, for purposes of calculating Recognized Loss is to be determined on a "first-in, first-out" basis. Holding Loss and Trading Loss shall be calculated net of any gains on transactions in MK Rail common stock, and any profits realized on short positions in MK Rail stock (if the short position has not been covered as of the date of execution of this Stipulation, such profit, if any, shall be deemed to be the difference between the price of sale and $7.09/share) (the average closing price of MK Rail stock on the four trading days following April 25,
1995);

              (d)  In determining Recognized Loss, brokers' commissions and all
other transaction costs shall     be excluded from the calculation; and

              (e) Payment in the manner set forth above shall be deemed conclusive of compliance with this Stipulation against all Authorized Claimants. All Class Members who fail to file valid and timely proofs of claim shall be barred from participating in the distribution of the Net Settlement Fund (unless otherwise ordered by the Court), but otherwise shall be bound by all of the terms of this Stipulation, including the terms of any final orders or judgments entered and the releases given.

              (f) In the event shares of MK Rail common stock are distributed to Authorized Claimants, such shares shall be distributed in the same proportion as the cash proceeds, except that no fractional shares will be distributed.

         5. The Settlement Fund will be no-recapture, I.E., it is not a claims-made settlement. The Defendants, D&T and the Insurers shall have no responsibility for, nor any obligations or liabilities of any kind whatsoever in connection with, the Plan of Distribution or the determination, administration, calculation or payment of claims to Class Members. The deformation of Recognized Loss may be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation, and any order or proceedings relating to the method of calculating the Recognized Loss, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Final Judgment approving the Stipulation and the Settlement of the Litigation set forth herein. The method of calculating the Recognized Loss was determined by Plaintiffs' Counsel; the Defendants, D&T and the Insurers take no position with respect to the definition of Recognized Loss, the manner of calculating it or its effect on or fairness to any Authorized Claimant other than to deny that the price of MK Rail's stock was artificially affected or inflated by Defendants' conduct.

         6. In connection herewith, the Defendants, D&T and the Insurers shall have no involvement in the solicitation of Proof of Claim and Release forms nor any involvement in the administration process itself, which will be conducted by Plaintiffs' Counsel in accordance with this Stipulation and the Final Judgment to be entered by the Court and subject to the supervision of the Court.

         7. Nothing in this Stipulation shall be construed to provide the Defendants, D&T or the Insurers with standing to challenge or question any application by Plaintiffs' Counsel for attorneys' fees and expenses or any fee, expense or incentive award.

         8. No Authorized Claimant shall have any claim against Plaintiffs' Counsel or the Claims Administrator based on, or in any way relating to, distributions from the Net Settlement Fund that have been made substantially in accordance with this Stipulation.

         L. PLAINTIFFS' COUNSEL'S REQUEST FOR AN AWARD OF ATTORNEYS' FEES AND EXPENSES

         1. Plaintiffs' Counsel may submit an application for: (i) an award of attorneys' fees of up to 30 percent of the Settlement Fund; (ii) reimbursement of costs and expenses, including fees and expenses of experts, incurred in connection with the prosecution of the Litigation, (iii) incentive awards in the amount of $15,000 and (iv) interest on such attorneys' fees, costs and expenses at the same rate and for the same period as earned by the Settlement Fund. Plaintiffs' Counsel reserve the right to make additional application for fees and expenses incurred.

         2. To the extent awarded by the Court, Plaintiffs' Counsels' Attorneys' Fees and Expenses shall be paid from the Settlement Account to Plaintiffs' Counsel by wire transfer within three (3) business days after receipt of (i) a written request from Plaintiffs' Counsel controlling such account requesting payment of Attorneys' Fees and Expenses; and (ii) a copy of an order from the Court awarding the sums requested. In the event that the Order awarding Attorneys' Fees and Expenses is reversed or modified on appeal, and in the event that said award has been paid to any extent, then Plaintiffs' Counsel shall promptly refund that portion of the Attorneys' Fees and Expenses distributed to themselves and any of their co-counsel, plus any interest actually paid or that would have accrued from the date of payment to the date of repayment at the existing United States Treasury Bill rate, consistent with the reversal or modification. All counsel receiving any portion of such Attorneys' Fees and Expenses agree that they, their partners, and/or shareholders remain subject to the jurisdiction of the Court with respect to the enforcement of this provision.

         3. It is agreed that the procedure for, and the allowance or disallowance by the Court of any applications of Plaintiffs' Counsel for, attorneys' fees and expenses to be paid out of the Settlement Account are to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the Settlement as set forth in the Stipulation. Any order or proceedings relating to the Attorneys' Fees and Expenses, or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation or to affect or delay the finality of the Final Judgment entered in accordance with this Stipulation.

         M.   MISCELLANEOUS PROVISIONS

         1. The Parties, D&T and the Insurers shall cooperate in good faith, and use their best efforts to obtain, as promptly as practicable, final approval of the Settlement pursuant to Rule 23 and to implement the Settlement provided for herein, including execution by the parties hereto of such further documents as are reasonably necessary to implement the provisions hereof and cooperation to obtain, appropriate Court orders. None of the Plaintiffs, Defendants, D&T or the Insurers shall seek to evade their good faith obligations to seek approval and implementation of this Settlement by virtue of any rulings, orders, governmental or other reports, legislative action, the results of any proof of claim process or other developments, whether in the Litigation, any other litigation, or otherwise, that have occurred after June 5,

1995, or might hereafter occur, and might be deemed to alter the relative strength of the Plaintiffs, Class Members, Defendants or Insurers with respect to any claim or defense or their relative bargaining power with respect to negotiating a settlement. The Parties, D&T and the Insurers deem this Settlement to be fair and reasonable and have arrived at this Settlement in arm's-length negotiations taking into account all relevant factors, present or potential.

         2. All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

         3. This Stipulation may be amended or modified only by a written instrument signed by counsel for all Parties, D&T and the Insurers.

         4. This Stipulation and the Supplemental Agreement together constitute the entire agreement among the parties hereto, and no representations, warranties or inducements have been made to any Party concerning this Stipulation or its exhibits other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each Party shall bear its own costs.

         5. Plaintiffs' Counsel, on behalf of the Class, are expressly authorized to take all appropriate action required or permitted to be taken by the Class pursuant to this Stipulation to effectuate its terms and are also expressly authorized to enter into any modifications or amendments to this Stipulation on behalf of the Class.

         6. Counsel for each Defendant, D&T and each Insurer is authorized to sign this Stipulation on behalf of his or her respective client.

         7. This Stipulation may be executed in one or more original, photocopied or telecopied counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Counsel for the Parties, D&T and the Insurers shall exchange among themselves original signed counterparts, and a complete set of original executed counterparts shall be filed with the Court.

         8. This Stipulation shall be binding upon, and inure to the benefit of, the successors, assigns and heirs of the Parties, D&T and the Insurers.

         9. All terms of this Stipulation and the exhibits hereto shall be governed by ,and interpreted in accordance with the laws of the State of Delaware and the United States.

         10. Without affecting the finality of the Final Judgment entered in accordance with this Stipulation, the Court shall retain jurisdiction with respect to the implementation and enforcement of the Stipulation, and all parties to the Stipulation or to any exhibit thereto submit to the jurisdiction of the Court for purposes of implementing or enforcing the Settlement embodied in this Stipulation.

         IN WITNESS WHEREOF, the Parties, D&T and the Insurers have caused this Stipulation to be executed, by their duly authorized attorneys, as of the day and year first above written.




/s/ Steve W. Berman, Esquire           /s/ John W. Edwards II, Esquire
_________________________________      ____________________________________
Steve W. Berman, Esquire               John W. Edwards II, Esquire
Hagens & Berman P.S.                   Jones, Day, Reavis & Pogue
1301 Fifth Avenue - Suite 2929         901 Lakeside Avenue
Seattle, Washington 98101              Cleveland, Ohio 44414

Co-Lead Counsel                        Counsel for Defendant
for Plaintiffs                         Morrison Knudsen Corporation




/s/ John E. Grasberger, Esquire        /s/ Jennifer Wilson Hewitt, Esquire
_________________________________      ____________________________________
John E. Grasberger, Esquire            Jennifer Wilson Hewitt, Esquire
Milberg, Weiss, Bershad, Hynes         Doepken, Keevican & Weiss
    & Lerach                           37th Floor, USX Tower
222 Kearny Street - 10th Floor         Pittsburgh, PA 15219
San Francisco, CA 94108
                                       Counsel for Defendant
Co-Lead Counsel                        MK Rail
for Plaintiffs




/s/ Kevin Yourman, Esquire              /s/ David D. Aufhauser, Esquire
_________________________________      ___________________________________
Kevin Yourman, Esquire                  David D. Aufhauser, Esquire
Weiss & Yourman                         Williams & Connolly
10940 Wilshire Boulevard                725 Twelfth Street, N.W.
Los Angeles, CA 90024                   Washington, D.C. 20005

Co-Lead Counsel                         Counsel for Defendant
for Plaintiffs                          William J. Agee

/s/ Thomas J. Nolan, Esquire            /s/ Douglas M. Kraus, Esquire
_________________________________      ___________________________________
Thomas J. Nolan, Esquire                Douglas M. Kraus, Esquire
Howrey & Simon                          Skadden, Arps, Slate, Meagher & Flom
550 South Hope Street -                 919 Third Avenue
    Suite 1400                          New York, NY 10022
Los Angeles, California 90071-2604
                                        Counsel for Defendants Michael Farrell
Counsel for Defendant                   and Gilbert Carmichael
Stephen G. Hanks



/s/ Steven A. Brick, Esquire            /s/ P. Craig Storti, Esquire
_________________________________      ___________________________________
Steven A. Brick, Esquire                P. Craig Storti, Esquire
Orrick, Herrington & Sutcliffe          Hawley, Troxell, Ennis & Hawley
Old Federal Reserve Bank Building       First Interstate Center
400 Sansome Street                      877 Main Street - Suite 1000
San Francisco, CA 94111                 Boise, Idaho 83701

Counsel for Underwriter Defendants      Counsel for Defendant
                                        James F. Cleary, Jr.



/s/ Kim West, Esquire                   /s/ Michael L. Gassmann, Esquire
_________________________________      ___________________________________
Kim West, Esquire                       Michael L. Gassmann, Esquire
Arter & Hadden                          Drinker, Biddle & Reath
700 South Flower Street                 901 Fifteenth Street, N.W.
Suite 3000                              Suite 900
Los Angeles, CA 90017                   Washington, D.C. 20005

Counsel for The Fidelity &              Counsel for Reliance Insurance
Casualty Company of New York            Company

/s/ James A. Skarzynski, Esquire        /s/ Cathy A. Simon, Esquire
_________________________________       ___________________________________
James A. Skarzynski, Esquire            Cathy A. Simon, Esquire
Peterson & Ross                         Ross, Dixon & Masback
805 3rd Avenue, 6th Floor               601 Pennsylvania Ave., N.W.
Chicago, Illinois 60601-6969            North Building
                                        Washington, D.C. 20004-2688
Counsel for Great American
Insurance Company                       Counsel for Continental
                                        Casualty Company




/s/ Frank B. Vanker, Esquire
_________________________________
Frank B. Vanker, Esquire
Sidley & Austin
One First National Plaza
Chicago, IL 60603

Counsel for Deloitte & Touche LLP